EXHIBIT 99.1

SPLASH BEVERAGE GROUP ACQUIRES EXCLUSIVE GLOBAL RIGHTS TO CANNEPIL®, AN EPILEPSY THERAPY WITH ESTABLISHED EUROPEAN PATIENT ACCESS, FDA ENGAGEMENT AND U.S. DEVELOPMENT POTENTIAL

FORT LAUDERDALE, FL – July 6, 2026 – Splash Beverage Group, Inc. (NYSE American: SBEV) today announced that it has entered into an exclusive global licensing agreement with Argent BioPharma Limited (ASX/LSE: RGT) for CannEpil®, a proprietary, cannabinoid-based investigational therapeutic for the treatment of drug-resistant epilepsy (DRE) in multiple European countries.

CannEpil is a pharmaceutical-grade cannabinoid based treatment that has been made available in multiple international markets, including Ireland, the United Kingdom, Germany and Australia. The therapy is manufactured under European Union Good Manufacturing Practice (EU-GMP) standards.

Drug-resistant epilepsy affects approximately 30% of epilepsy patients worldwide and remains one of the most significant unmet needs in neurology, with millions of patients continuing to experience uncontrolled seizures despite currently available therapies.

“The acquisition of the exclusive global rights to CannEpil is an important step in our strategy to build a differentiated cannabinoid therapeutics platform. We believe CannEpil provides Splash with an exceptional opportunity to leverage existing international commercialization while pursuing U.S. regulatory advancement and strategic pharmaceutical partnerships.”

“What attracted us to CannEpil is that this is not an early-stage laboratory asset. CannEpil has already been prescribed through regulated patient-access programs, has established reimbursement-supported access in Europe, has generated meaningful real-world patient experience and has already engaged with the FDA regarding its U.S. development pathway. We believe the combination of existing international utilization, regulatory progress and the significant unmet need in drug-resistant epilepsy creates a compelling opportunity to substantially build revenue and long-term shareholder value.”

CannEpil has achieved important commercial and regulatory milestones internationally. In Ireland, the therapy became eligible under the country’s Medicinal Cannabis Access Program (MCAP) and is supported through reimbursement mechanisms administered by Ireland’s Health Service Executive (HSE). In the United Kingdom, CannEpil has been authorized for importation and prescription through the Named Patient Request framework and has been utilized through specialist treatment pathways serving patients with severe treatment-resistant epilepsy.

The program has also initiated formal engagement with the U.S. Food and Drug Administration through the pre-IND process and has been assigned an Investigational New Drug (IND) number, providing a foundation for future U.S. clinical development.

As part of the transaction, Splash has secured a $1 million strategic investment commitment from C/M Capital Partners to support regulatory advancement, clinical development planning, commercialization initiatives and strategic partnership activities designed to accelerate the development of CannEpil in the United States and other key markets.

Splash intends to deploy proceeds from the strategic investment toward advancing FDA-related activities, expanding the existing clinical and real-world evidence package, engaging leading U.S. epilepsy investigators and identifying a strategic pharmaceutical development partner capable of supporting future U.S.-based clinical trials.

TRANSACTION DETAILS

Under the terms of the agreement, Splash has acquired exclusive worldwide rights to develop, commercialize, market, distribute, sublicense and sell CannEpil® for the treatment of drug-resistant epilepsy, refractory epilepsy, seizure disorders and related neurological conditions.

The license encompasses all global territories and includes rights to future product improvements, reformulations and next-generation product developments within the licensed field.

In addition to its affiliate’s $1 million capital infusion described above and as consideration for the transaction, Mercer Street Global Opportunity Fund agreed to forgive approximately $5 million of Argent BioPharma indebtedness and Splash agreed to issue to $5.5 million of newly issued Splash preferred equity as part of the consideration for the license, aligning stakeholders behind the future development and commercialization of the CannEpil platform.

Argent BioPharma is incentivized to continue to participate in the long-term success of the program through a royalty equal to 15% of net revenue generated from worldwide sales of CannEpil.

The agreement grants Splash exclusive worldwide commercialization rights for an initial twenty-year term and includes rights to sublicense the technology to strategic pharmaceutical partners globally.

About Splash Beverage Group, Inc.

Splash Beverage Group, Inc. (NYSE American: SBEV) is a publicly traded company headquartered in Fort Lauderdale, Florida. The Company is pursuing a strategic transformation toward becoming a cannabinoid health, wellness, and biopharmaceutical platform through disciplined capital allocation, strategic investments, acquisitions, and other platform-building initiatives.

More Information

Splash Beverage Group

Contact Information

Splash Beverage Group
Info@SplashBeverageGroup.com

Media Contact

Angela Gorman
AMWPR
angela@amwpr.com
917-348-0083

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s acquisition of an exclusive worldwide license to CannEpil and the intended uses and benefits of the license including its potential to substantially build revenue and long-term shareholder value, long-term shareholder value, the potential prospects and demand for the licensed product, progress and plans with respect to the development and commercialization of the product, and C/M Capital’s commitment to invest $1 million to support the development of the program. Forward-looking statements are prefaced by words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “should,” “would,” “intend,” “potential,” “believe,” “estimate,” “forecast,” “project,” and similar words.

Forward-looking statements are based on current expectations and assumptions regarding the Company’s business and future conditions and are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Actual results may differ materially from those contemplated by such forward-looking statements due to a variety of factors, including, without limitation, the possibility that the license does not yield the benefits anticipated or sought, the risk that we and the licensor are not able to obtain, maintain or protect intellectual property rights in the licensed product in jurisdictions in which we seek to develop and commercialize the product and that competitors market the same or similar products, our ability to raise the capital necessary to develop and commercialize the product and otherwise meet our working capital needs, our need to comply with extensive regulations including clinical testing before we can market the product in applicable jurisdictions including the U.S., our ability to recommence revenue generating activities with our limited staffing, , and the status of evolving regulatory conditions within the cannabinoid and wellness industries.

Additional information concerning these and other risk factors is contained in the Company’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2025 and the Final Prospectus on Form 424B3 filed on June 26, 2026. Any forward-looking statement made by the Company speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments, or otherwise, except as required by law.